N-SAR Ques. 77Q1A: Exhibit 2
The following replaces Article III of the By-Laws of Ellsworth Convertible Growth and Income Fund, Inc.
(as amended through July 26, 1999)
Board of Directors

	Section 1.	General Powers.  Except as otherwise provided in
the Charter of the Corporation, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors except as conferred on or reserved to the stockholders by law or by the Charter of the Corporation or these By-Laws.

	Section 2.	Number of Directors.  The number of directors shall
be fixed from time to time by resolution of the Board of Directors adopted by a majority of the Directors then in office; provided, however, that the number of directors shall in no event be less than three (except for any period during which shares of the Corporation are held by fewer than three stockholders). Any vacancy created by an increase in directors may be filled in accordance with Section 7 of this Article III. No reduction in the number of directors shall have the effect of removing any director from office prior to the expiration of his term unless such director is specifically removed pursuant to Section 6 of this Article III at the time of such decrease. Until the first annual meeting of stockholders or until successors are duly elected and qualify, the Board shall consist of the persons named as such in the Charter of the Corporation. Unless, the Board of Directors adopts a policy that provides otherwise, Directors need not be stockholders.

	Section 3.	First Meeting of Directors.  The first meeting of
each newly elected Board of Directors shall be held immediately following and at the same place as the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at the said time and place, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

	Section 4.	Election and Term of Directors.  At the first annual
meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors to hold office. For purposes of this
Article III, a potential director will not be deemed to be qualified to serve as a director unless, after giving effect to his or her election to the Board of Directors, at least two-thirds of the Board of Directors would be Independent Directors, as defined in Section 5 below. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, with the directors in each class to hold office until their successors are elected and qualified, or until their death, or until they shall have resigned, or have been removed as hereinafter provided in these By-
Laws, or as otherwise provided by statute or the Charter of the Corporation. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the later of the annual meeting of stockholders held in the third year following the year of their election or the election and qualification of the successors to such class of directors. Directors elected at an annual meeting of stockholders to fill a vacancy in a class of directors whose terms do not expire at such annual meeting shall be elected to hold office for terms expiring at the later of the annual meeting of stockholders as of which the terms of such class expire or the election and qualification of the successors to such class of directors.

	Section 5.	Independent Directors.  For purposes of these By-
Laws, a director shall be deemed to be an "Independent Director" if he or she: (i) is not an "interested person" of the Corporation within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder and (ii) is not a former officer or director of the Corporation's investment adviser or its subsidiary.

	Section 6.	Resignation.  A director of the Corporation may
resign at any time by giving written notice of his resignation to the Board or the Chairman of the Board or the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

	Section 7.	Removal of Directors.  Any director of the
Corporation may be removed, with or without cause, by the stockholders by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

	Section 8.	Vacancies.  The stockholders may elect a successor
to fill a vacancy on the Board of Directors which results from a removal of a director pursuant to Section 6 of Article III of these By-Laws. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy which results from any cause except an increase in the number of directors, and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors; provided, that: (i) the Independent Director requirements specified in Section 4 above are satisfied, and (ii) after the filling of said vacancy or vacancies, at least two-thirds of the directors then holding office shall have been elected by the stockholders of the Corporation. In the event that at any time there is a vacancy in any office of a director which vacancy may not be filled by the remaining directors, a special meeting of the stockholders shall be held as promptly as possible and in any event within sixty days, for the purpose of filling said vacancy or vacancies. Further, if at any time fewer than two-thirds of the directors are Independent Directors, the Board of Directors shall, at the next regularly scheduled meeting or any special meeting, consider appointing additional Independent Directors to the Board. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

	Section 9.	Regular Meetings.  Regular meetings of the Board
may be held without notice at such times and places in or out of the State of Maryland as shall from time to time be determined by the Board of Directors.

	Section 10.	Special Meetings.  Special meetings of the Board
may be called by the Chairman of the Board, the President, or by a majority of the directors either in writing or by vote at a meeting, and may be held at any place in or out of the State of Maryland as the Board may from time to time determine.

	Section 11.	Notice of Special Meetings.  Notice of each special
meeting of the Board shall be given by the Secretary as hereinafter provided, in which notice shall be stated the time and place of the meeting. Notice of each such meeting shall be delivered to each director, either personally or by telephone, telegraph, telex, cable or wireless, at least twenty-four hours before the time at which such meeting is to be held, or by first-class mail, postage prepaid, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held.

	Section 12.	Waiver of Notice of Special Meetings.  Notice of
any special meeting need not be given to any director who shall, either before or after the meeting, sign a written waiver of notice which is filed with the records of the meeting or who shall attend such meeting. Except as otherwise specifically required by these By-Laws, a notice or waiver of notice of any meeting need not state the purposes of such meeting.

	Section 13.	Quorum and Voting.  A majority of the entire Board
of Directors shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and except as otherwise expressly required by statute, the Charter of the Corporation, these By-Laws, the Investment Company Act of 1940, as amended, or other applicable statute, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board; provided, however, that the approval of any contract with an investment adviser or principal underwriter, as such terms are defined in the Investment Company Act of 1940, as amended, which the Corporation enters into or any renewal or amendment thereof, the approval of the fidelity bond required by the Investment Company Act of 1940, as amended, and the selection of the Corporation's independent public accountants shall each require the affirmative vote of a majority of the directors who are not interested persons, as defined in the Investment Company Act of 1940, as amended, of the Corporation. If a quorum shall not be present at any meeting of directors, the directors present thereat may by a majority vote adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

	Section 14.	Written Consent of Directors in Lieu of a Meeting.
Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board or committee.

	Section 15.	Meeting by Conference Telephone.  Members of the
Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting, except as otherwise provided by statute

	Section 16.	Compensation.  The directors may be paid their
expenses, if any, of attendance at each meeting of the Board of Directors. A director may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director, or both such fixed sum and stated salary. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings

	Section 17.	Investment Policies.  It shall be the duty of the
Board of Directors to ensure that the purchase, sale, retention and disposal of portfolio securities and the other investment practices of the Corporation are at all times consistent with the investment policies and restrictions with respect to securities investments and otherwise of the Corporation. The Board, however, may delegate the duty of management of the assets and the administration of its day-to-day operations to an individual or corporate management company or investment adviser pursuant to a written contract or contracts which have obtained the requisite approvals, including the requisite approvals or renewals thereof, of the Board of Directors or the stockholders of the Corporation in accordance with the provisions of the Investment Company Act of 1940, as amended.